Exhibit 99.1
News Release

Tesco Corporation Reports Fourth Quarter 2015 Results and Announces Suspension of Dividend

- Revenues declined to $52.2 million as a result of challenging market conditions
- Adjusted EBITDA was $(2.0) million, or 3.8% of revenue
- The quarter ended with cash of $51.5 million and no debt
- Reported diluted EPS was a loss of $2.00 and adjusted EPS was a loss of $0.33
- Restructuring programs to date expected to yield $50 million of annualized savings
- Dividend suspension will improve 2016 cash flow by $8 million

HOUSTON, March 1, 2016 -- Tesco Corporation ("Tesco" or the "Company") (NASDAQ: TESO) today reported fourth quarter and full-year 2015 financial and operating results as well as the Board of Director's decision to suspend the quarterly dividend.

Fourth Quarter Operating Results
Fernando Assing, Tesco's Chief Executive Officer, commented, "We continue to position our business under the assumption that the market will remain lower for longer. Consistent with our commitment of sustainability through the current market cycle, we implemented additional global restructuring actions in the fourth quarter that are expected to produce annualized savings of approximately $10 million, bringing our expected total annualized savings from restructuring to $50 million. These actions are designed to lower our cost structure and better match current market activity.
"Our near-term objective is to become cash flow neutral at the bottom of this downturn and to use our safety record, our service and product quality and our technology to gain additional market acceptance and market share. We continue to adapt our business models to create a more sustainable and competitive company."
In line with this cash preservation objective, the Board of Directors has decided to suspend Tesco's quarterly dividend as part of a broader plan of reducing costs, working capital, and capital expenditures. By suspending what has been a $0.05 per share quarterly dividend, Tesco will preserve approximately $8 million cash annually.
Tesco reported revenue of $52.2 million for the fourth quarter ended December 31, 2015, down from $61.4 million, or 15%, in the third quarter of 2015 and down from $134.5 million, or 61%, in the fourth quarter of 2014. The sequential decline in revenue was primarily from lower activity and revenues in North America and Latin America for our rental and AMSS offerings.
Tesco reported a net loss of $78.1 million, or $(2.00) per diluted share, for the fourth quarter ended December 31, 2015. Our adjusted net loss for the quarter was $13.4 million, or $(0.33) per diluted share, excluding special items, consisting of a several large non-cash charges related to the full impairment of goodwill, additional inventory reserves, write-off of deferred tax assets and increased bad debt reserves, coupled with additional restructuring costs, significant foreign exchange losses due to a strong U.S. dollar and exit costs related to the sale of our Venezuelan operations. This compares to a reported net loss of $19.9 million, or $(0.51) per diluted share, in the third quarter of 2015, and a net loss of $2.1 million, or $(0.05) per diluted share, for the fourth quarter of 2014. Adjusted net loss in the third quarter of 2015 was $12.5 million, or $(0.32) per diluted share, and adjusted net income in the fourth quarter of 2014 was $4.8 million, or $0.12 per diluted share.
Adjusted EBITDA was $(2.0) million for the fourth quarter of 2015 compared to adjusted EBITDA of $(1.0) million in the third quarter of 2015. Sequential adjusted EBITDA decrementals were approximately 11% on nearly 15% revenue decline, highlighting the positive impact of cost reductions and restructuring.  Adjusted operating loss during the fourth quarter was $11.6 million which excludes the impact of $55.7 million of non-cash charges related to goodwill, inventory and bad debt plus additional restructuring costs, Venezuela exit costs and significant foreign exchange losses.

Cash and cash equivalents as of December 31, 2015 declined sequentially by approximately $5.3 million to $51.5 million, with free cash flow near break-even before approximately $2 million of severance payments. Excluding the additional reserve, inventory declined by over $6 million in the fourth quarter, a downward trend we expect to continue. Despite the challenging market environment, cash from operations was nearly breakeven excluding the impact of restructuring payments and the Argentina currency devaluation. In addition, cash was consumed for capital expenditures of $3.0 million offset by proceeds from the sale of used equipment of $5.9 million, $2.0 million in dividend payments and $2.2 million in research and engineering investments.
Tesco ended the year with $51.5 million of cash and no borrowings on its credit facility, other than supporting $1.3 million of letters of credit. Excluding $10 million of restructuring payments in 2015, the Company's cash flow from operating activities would have been approximately $3.5 million. The company believes its existing cash balances provide adequate liquidity in this market. Nonetheless, as a result of a reduction of trailing twelve month earnings and other charges, the Company was not in compliance with certain financial covenants on its undrawn facility, for which we received a two month waiver and agreed to reduce the revolver to $60 million. The Company intends to replace its existing credit facility to provide incremental liquidity should it be required in the future in excess of its cash balances.
Top Drives Segment

•	Revenue from the Top Drive segment for Q4 2015 was $25.5 million, a $3.3 million, or 11%, decrease from Q3 2015 and a $54.6 million, or 68%, decrease from Q4 2014.

◦
Top Drive sales for Q4 2015 included 17 units (6 new and 11 used), compared to 5 units (5 new and 0 used) sold in Q3 2015 and 26 units (26 new and 0 used) sold in Q4 2014. Of the 11 used unit sales during the fourth quarter, 7 were related to the sale of our Venezuelan assets.

◦	The rental top drive fleet totaled 124 units during the fourth quarter with a utilization of 19%, down from 134 at the end of the third quarter.

•
Operating loss before adjustments in the Top Drive segment for Q4 2015 was $16.7 million, a $12.8 million, or 328%, decrease from Q3 2015 and a $26.5 million, or 270%, decrease from Q4 2014.  Our Top Drive operating margins before adjustments were (65)% in Q4 2015, a decrease from (14)% and 12% in Q3 2015 and Q4 2014, respectively. Fourth quarter operating income and operating margin after adjustments were $0.4 million and 2%, respectively, with higher operating income offset by decreased revenues. On an adjusted basis, this sequential improvement in profitability was primarily related to better flow through from restructuring activities at Manufacturing and a favorable retroactive rate adjustment in Latin America.

•
At December 31, 2015, Top Drive backlog was 8 units, with a total potential value of $7.2 million, compared to 20 units at September 30, 2015, with a potential value of $20.0 million. This compares to a backlog of 33 units at December 31, 2014, with a potential value of $35.5 million. During the fourth quarter, Tesco negotiated with a customer to cancel orders for 6 units in exchange for a multi-year guaranteed volume after-market contract. In addition, four units were cancelled due to customer funding issues. Today, our backlog stands at 9 units with a potential value of $8.1 million, four of which ship after 2016, with several other booking opportunities in process.

Tubular Services Segment

•	Revenue from the Tubular Services segment for Q4 2015 was $26.7 million, a $5.9 million, or 18%, decrease from Q3 2015 and a $27.7 million, or 51%, decrease from Q4 2014.

•
Operating loss before adjustments in the Tubular Services segment for Q4 2015 was $41.8 million, a $38.3 million decrease from Q3 2015 and a $45.9 million decrease from Q4 2014.  Our Tubular Services operating margin was (157)% for Q4 2015, a decrease from (11)% and 8% in Q3 2015 and Q4 2014, respectively.  Fourth quarter operating loss and operating margin after adjustments were $4.1 million and (15)%, respectively. The sequential decremental margin was 29% and stems from lower land revenues in Latin America and less CDSTM sales in the Middle East.

Other Segments and Expenses

•
Research and engineering costs for Q4 2015 were $2.2 million, compared to $2.1 million in Q3 2015 and $2.8 million in Q4 2014. We continue to invest in the development, commercialization, and enhancement of our proprietary technologies relating to our Top Drive and Tubular Services segments.

•
Corporate and other costs for Q4 2015 were $6.6 million, a $0.4 million, or 6%, increase from Q3 2015 and a $2.9 million, or 31%, decrease from Q4 2014.  Excluding restructuring costs and other special items, adjusted costs would have been $5.8 million.

•	Net foreign exchange losses for Q4 2015 were $8.6 million, compared to $2.0 million in Q3 2015 and $1.9 million in Q4 2014. The largest foreign exchange losses were from Latin America.

•	Our effective tax rate for Q4 2015 was (2)% compared to 11% in Q3 2015 and (552)% in Q4 2014.

•	Total capital expenditures were $3.0 million in Q4 2015, primarily for tubular services equipment, a $0.9 million, or 43%, increase from Q3 2015 and a $2.3 million, or 43%, decrease from Q4 2014.

Outlook
Declines in commodity prices since the first of the year have added additional uncertainty to levels of drilling activity in 2016. International and North America rig count are expected to continue to decline during 2016, with continued pressure on pricing. We expect activity and revenue levels to be down in 2016 over 2015 and first quarter 2016 to be down sequentially over the fourth quarter of 2015 in all product lines, especially tubular services. The Company expects to incur an additional operating loss before restructuring charges in the first quarter of 2016.
Tesco will remain focused on generating positive EBITDA and free cash flow through spending controls and working capital reductions. However, due to restructuring payments, cash is expected to decline in the first quarter.
"Despite the difficult market, we continue to implement the strategy we outlined last year," Assing said. "Technology is a key differentiator for Tesco, and we are committed to investing in the development of products and services that we believe can improve both market share and margins while reducing drilling and completion costs of our customers.  Consistent with this, we are gaining tubular services market share in our targeted offshore markets, particularly in the Gulf of Mexico, and are encouraged by greater acceptance of technology adoption in North America land due to the cost reductions it can bring. We have successfully completed a five-well pilot project for casing running jobs that have clearly demonstrated the full potential of our technologies. We plan to accelerate the deployment of this optimized offering.
"Our investments in technology initiatives continue to progress. We performed several field trials of our Automated Rig Control platform and are pleased by the initial results. We continue to test the Pipe Drive System ("PDS"), the Differential Speed Disengager ("DSD") and a new Multi-Plug launcher system that significantly increases the capability of our Side Entry Cement Swivel and will allow the CDS to be more competitive and address more applications.
"While our short-term priority remains cash generation and improved profitability, we will continue to implement our strategy and fund technology investments as market conditions dictate.  We are adapting our business models and cost structure to address the current market and cyclic nature of the sector to position Tesco to take advantage of the eventual market recovery. We are not just cutting costs, but are transforming Tesco to be a leaner, more streamlined company that will provide greater operating leverage in the recovery," he concluded.
Conference Call
The Company will conduct a conference call to discuss its results for the fourth quarter 2015 on March 1 at 9:00 a.m. Central Time.  To participate in the conference call, dial 1-877-407-0672 inside the U.S. or 1-412-902-0003 outside the U.S. approximately 10 minutes prior to the scheduled start time. The conference call and all questions and answers will be recorded and made available until March 15. To listen to the replay, call 1-877-660-6853 inside the U.S. or 1-201-612-7415 outside the U.S. and enter conference ID 13629421#.
The conference call will be webcast live as well as by replay at the Company's web site, www.tescocorp.com. Listeners may access the call through the "Events Calendar" link in the Investors section of the site.
TESCO Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States, Canada and the European Union. Casing Drive System™, CDS™ is a trademark in the United States and Canada.
For more information please contact:
Chris Boone (713) 359-7000
Tesco Corporation

Caution Regarding Forward-Looking Information and Risk Factors
This news release contains forward-looking statements within the meaning of Canadian and United States securities laws, including the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as "anticipate", "believe", "expect", "plan", "intend", "forecast", "target", "project", "may", "will", "should", "could", "estimate", "predict" or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, statements with respect to expectations of our prospects, future revenue, earnings, activities and technical results.
Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this news release are made as of the date it was issued and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.
These risks and uncertainties include, but are not limited to, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of our products and services, other risks inherent in the drilling services industry (e.g. operational risks, potential delays or changes in customers' exploration or development projects or capital expenditures, the uncertainty of estimates and projections relating to levels of rental activities, uncertainty of estimates and projections of costs and expenses, risks in conducting foreign operations, the consolidation of our customers, and intense competition in our industry),  risks, including litigation, associated with our intellectual property and with the performance of our technology. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.
Copies of our Canadian public filings are available through www.tescocorp.com and on SEDAR at www.sedar.com. Our U.S. public filings are available at www.sec.gov and through www.tescocorp.com.
The risks included here are not exhaustive. Refer to "Part I, Item 1A - Risk Factors" in our Annual Report on Form 10-K filed for the year ended December 31, 2015 for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

TESCO CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share information)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Unaudited)
Revenue	$52.2	$134.5	$279.7	$543.0
Operating expenses
Cost of sales and services	70.9	114.8	296.6	433.6
Selling, general and administrative	12.0	15.3	41.9	53.3
Goodwill impairment	34.4	—	34.4	—
Research and engineering	2.2	2.8	9.2	9.6
	119.5	132.9	382.1	496.5
Operating income (loss)	(67.3)	1.6	(102.4)	46.5
Interest expense, net	0.5	0.2	1.3	1.0
Other expense (income), net	8.5	1.7	14.8	7.1
Income (loss) before income taxes	(76.3)	(0.3)	(118.5)	38.4
Income taxes	1.8	1.8	15.3	17.0
Net income (loss)	$(78.1)	$(2.1)	$(133.8)	$21.4
Earnings (loss) per share:
Basic	$(2.0)	$(0.1)	$(3.4)	$0.5
Diluted	$(2.0)	$(0.1)	$(3.4)	$0.5
Dividends per share:
Basic	$0.1	$0.1	$0.2	$0.2
Weighted average number of shares:
Basic	39.1	39.7	39.0	39.9
Diluted	39.1	39.7	39.0	40.5

TESCO CORPORATION
Condensed Consolidated Balance Sheets
(in millions)

	December 31, 2015	December 31, 2014

Assets
Current assets
Cash and cash equivalents	$51.5	$72.5
Accounts receivable, net	64.3	128.7
Inventories, net	95.5	114.7
Other current assets	25.2	44.8
Total current assets	236.5	360.7
Property, plant and equipment, net	177.7	202.5
Goodwill	—	34.4
Other assets	7.5	21.7
Total assets	$421.7	$619.3
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long term debt	$—	$—
Accounts payable	14.3	36.1
Accrued and other current liabilities	27.2	46.7
Income taxes payable	1.4	8.9
Total current liabilities	42.9	91.7
Other liabilities	2.2	2.2
Long-term debt	—	—
Deferred income taxes	1.6	12.3
Shareholders' equity	375.0	513.1
Total liabilities and shareholders’ equity	$421.7	$619.3

TESCO CORPORATION
Consolidated Statement of Cash Flows
(in millions)

	For the years ended December 31,
	2015	2014
Operating Activities
Net income (loss)	$(133.8)	$21.4
Adjustments to reconcile net income (loss) to cash provided by operating activities
Depreciation and amortization	38.1	42.0
Stock compensation expense	3.5	4.7
Bad debt expense	3.1	4.8
Deferred income taxes	10.2	(3.5)
Amortization of financial items	0.3	0.3
Gain on sale of operating assets	(1.8)	(1.0)
Goodwill impairment	34.4	—
Changes in the fair value of contingent earn-out obligations	(0.9)	(0.4)
Venezuela charges	—	3.3
Changes in operating assets and liabilities:
Accounts receivable trade, net	61.5	6.1
Inventories	19.4	(17.2)
Prepaid and other current assets	7.6	2.6
Accounts payable and accrued liabilities	(41.3)	(26.0)
Income taxes payable (recoverable)	(7.1)	2.0
Other noncurrent assets and liabilities, net	0.2	1.5
Net cash provided by (used in) operating activities	(6.6)	40.6
Investing Activities
Additions to property, plant and equipment	(15.3)	(38.3)
Cash paid for acquisitions, net of cash acquired	—	(5.0)
Proceeds on sale of operating assets	6.7	4.3
Other, net	1.7	—
Net cash used in investing activities	(6.9)	(39.0)
Financing Activities
Repayments of debt	—	(0.4)
Proceeds from exercise of stock options	0.3	6.4
Dividend distribution	(7.8)	(6.0)
Share repurchase program	—	(27.3)
Excess tax benefit associated with equity based compensation	—	0.9
Net cash used in financing activities	(7.5)	(26.4)
Change in cash and cash equivalents	(21.0)	(24.8)
Net cash and cash equivalents, beginning of period	72.5	97.3
Net cash and cash equivalents, end of period	$51.5	$72.5
Supplemental cash flow information
Cash payments for interest	$0.5	$0.5
Cash payments for income taxes, net of refunds	16.1	19.8
Property, plant and equipment accrued in accounts payable	1.0	3.3

TESCO CORPORATION
Summary of Results
(in millions, except per share information)

	Three Months Ended December 31,		Three Months Ended September 30,	Year Ended December 31,
	2015	2014	2015	2015	2014
Segment revenue	(Unaudited)		(Unaudited)
Top Drives
Sales	$8.1	$35.2	$5.4	$45.0	$142.6
Rental services	9.9	25.5	14.0	61.7	103.7
After-market sales and service	7.5	19.4	9.4	39.0	72.5
	25.5	80.1	28.8	145.7	318.8
Tubular Services
Land	19.0	40.7	21.0	94.0	156.9
Offshore	6.6	7.7	7.4	32.6	39.9
CDS, Parts & Accessories	1.1	6.0	4.2	7.4	27.3
	26.7	54.4	32.6	134.0	224.1

Casing Drilling	—	—	—	—	0.1
Consolidated revenue	$52.2	$134.5	$61.4	$279.7	$543.0

Segment operating income (loss):
Top Drives	$(16.7)	$9.8	$(3.9)	$(18.9)	$58.6
Tubular Services	(41.8)	4.1	(3.5)	(46.1)	35.5
Casing Drilling	—	—	—	—	(0.6)
Research and Engineering	(2.2)	(2.8)	(2.1)	(9.2)	(9.6)
Corporate and other	(6.6)	(9.5)	(6.2)	(28.2)	(37.4)
Consolidated operating income (loss)	$(67.3)	$1.6	$(15.7)	$(102.4)	$46.5
Net income (loss)	$(78.1)	$(2.1)	$(19.9)	$(133.8)	$21.4
Earnings (loss) per share (diluted)	$(2.0)	$(0.1)	$(0.5)	$(3.4)	$0.5
Adjusted EBITDA(a) (as defined)	$(2.0)	$22.6	$(1.0)	$8.3	$104.1
________________________

(a)	See explanation of Non-GAAP measure below

TESCO CORPORATION
Non-GAAP Measure - Adjusted EBITDA (1)
 (in millions)

	Three Months Ended December 31,		Three Months Ended September 30,	Year Ended December 31, 2015
	2015	2014	2015	2015	2014
Net income (loss) under U.S. GAAP	$(78.1)	$(2.1)	$(19.9)	$(133.8)	$21.4
Income tax expense	1.8	1.8	1.9	15.3	17.0
Depreciation and amortization	9.0	11.5	9.4	38.1	42.0
Net interest expense	0.5	0.2	0.2	1.3	1.0
Stock compensation expense-non-cash	0.5	0.8	0.9	3.5	4.7
Severance & executive retirement charges	3.6	2.8	1.7	10.9	2.8
Bad debt from certain accounts	3.2	—	—	3.6	2.4
Foreign exchange loss	8.6	1.9	2.0	15.1	7.1
Venezuela charges	0.5	3.1	—	0.5	3.1
Warranty & legal reserves	0.3	2.6	—	1.6	2.6
Inventory reserves	13.5	—	2.8	16.3	—
Goodwill impairment	34.4	—	—	34.4	—
Financial revision costs	0.2	—	—	1.5	—
Adjusted EBITDA	$(2.0)	$22.6	$(1.0)	$8.3	$104.1

(1)
Our management reports our financial statements in accordance with U.S. GAAP but evaluates our performance based on non-GAAP measures, of which a primary performance measure is Adjusted EBITDA. Adjusted EBITDA consists of earnings (net income or loss) available to common stockholders before interest expense, income tax expense, foreign exchange gains or losses, noted income or charges from certain accounts, non-cash stock compensation, non-cash impairments, depreciation and amortization, gains or losses from merger and acquisition transactions and other non-cash items. This measure may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

•
it is widely used by investors in our industry to measure a company's operating performance without regard to items such as net interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired;

•
it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest), merger and acquisition transactions (primarily gains/losses on sale of a business), and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense and non-cash impairments) from our operating results; and

•
it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

 Our management uses Adjusted EBITDA:

•
as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our capital structure and asset base from our operating results;

•	as one method we use to evaluate potential acquisitions;

•	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management;

•	to assess compliance with financial ratios and covenants included in our credit agreements; and

•	in communications with investors, analysts, lenders, and others concerning our financial performance.

 TESCO CORPORATION
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss) (2)
 (in millions, except earnings per share data)

	Three Months Ended December 31,		Three Months Ended September 30,	Year Ended December 31, 2015
	2015	2014	2015	2015	2014
Net income (loss) under U.S. GAAP	$(78.1)	$(2.1)	$(19.9)	$(133.8)	$21.4
Inventory reserves	13.1	—	2.8	15.9	—
Severance & executive retirement charges	3.1	2.1	1.7	8.8	2.1
Warranty & legal reserves	0.3	1.9	—	1.3	1.9
Certain foreign exchange losses	8.3	0.6	1.8	13.2	4.7
Bad debt on certain accounts	3.1	—	—	3.4	1.6
Certain tax-related charges	6.1	—	1.1	22.5	0.9
Venezuela charges	0.4	2.3	—	0.4	2.3
Goodwill impairment	30.1	—	—	30.1	—
Financial revision costs	0.2	—	—	1.0	—
Adjusted net income (loss)	$(13.4)	$4.8	$(12.5)	$(37.2)	$34.9

Diluted earnings (loss) per share:
Net income (loss) under U.S. GAAP	$(2.0)	$(0.1)	$(0.5)	$(3.4)	$0.5
Inventory reserves	0.3	—	0.1	0.4	—
Severance & executive retirement charges	0.1	0.1	—	0.2	0.1
Warranty & legal reserves	—	0.1	—	—	0.1
Certain foreign exchange losses	0.2	—	0.1	0.3	0.1
Bad debt on certain accounts	0.1	—	—	0.1	—
Certain tax-related charges	0.2	—	—	0.6	—
Venezuela charges	—	0.1	—	—	0.1
Goodwill impairment	0.8	—	—	0.8	—
Financial revision costs	—	—	—	—	—
Adjusted earnings (loss) per share	$(0.3)	$0.1	$(0.3)	$(0.9)	$0.9

(2)
Adjusted net income (loss) is a non-GAAP measure comprised of net income (loss) attributable to Tesco excluding the impact of certain identified items. The Company believes that adjusted net income (loss) is useful to investors because it is a consistent measure of the underlying results of the Company’s business. Furthermore, management uses adjusted net income (loss) as a measure of the performance of the Company’s operations.

TESCO CORPORATION
Reconciliation of GAAP Operating Income (Loss) to Adjusted Operating Income (Loss)(3)
 (in millions)

	Three Months Ended December 31, 2015
	Top Drive	Tubular Services	Casing Drilling	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(16.7)	$(41.8)	$—	$(2.2)	$(6.6)	$(67.3)
Inventory reserves	11.2	2.3	—	—	—	13.5
Severance & executive retirement charges	1.5	1.4	—	0.1	0.6	3.6
Warranty & legal reserves	0.3	—	—	—	—	0.3
Bad debt on certain accounts	2	1.2	—	—	—	3.2
Venezuela charges	0.4	0.1	—	—	—	0.5
Goodwill impairment	1.7	32.7	—	—	—	34.4
Financial revision costs	—	—	—	—	0.2	0.2
Adjusted operating income (loss)	$0.4	$(4.1)	$—	$(2.1)	$(5.8)	$(11.6)

	Three months ended September 30, 2015
	Top Drive	Tubular Services	Casing Drilling	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(3.9)	$(3.5)	$—	$(2.1)	$(6.2)	$(15.7)
Inventory reserves	2.2	0.6	—	—	—	2.8
Severance & executive retirement charges	0.8	0.5	—	—	0.4	1.7
Warranty & legal reserves	—	—	—	—	—	—
Bad debt on certain accounts	—	—	—	—	—	—
Venezuela charges	—	—	—	—	—	—
Goodwill impairment	—	—	—	—	—	—
Financial revision costs	—	—	—	—	—	—
Adjusted operating loss	$(0.9)	$(2.4)	$—	$(2.1)	$(5.8)	$(11.2)

	Year Ended December 31, 2015
	Top Drive	Tubular Services	Casing Drilling	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$(18.9)	$(46.1)	$—	$(9.2)	$(28.2)	$(102.4)
Inventory reserves	13.4	2.9	—	—	—	16.3
Severance & executive retirement charges	5.5	3.9	—	0.1	1.4	10.9
Warranty & legal reserves	1.6	—	—	—	—	1.6
Bad debt on certain accounts	2.4	1.2	—	—	—	3.6
Venezuela charges	0.4	0.1	—	—	—	0.5
Goodwill impairment	1.7	32.7	—	—	—	34.4
Financial revision costs	—	—	—	—	1.5	1.5
Adjusted operating income (loss)	$6.1	$(5.3)	$—	$(9.1)	$(25.3)	$(33.6)

	Three Months Ended December 31, 2014
	Top Drive	Tubular Services	Casing Drilling	Research & Engineering	Corporate & Other	Total
Operating income (loss) under U.S. GAAP	$9.8	$4.1	$—	$(2.8)	$(9.5)	$1.6
Inventory reserves	—	—	—	—	—	—
Severance & executive retirement charges	0.6	0.3	—	—	1.9	2.8
Warranty & legal reserves	2.6	—	—	—	—	2.6
Bad debt on certain accounts	—	—	—	—	—	—
Venezuela charges	2.5	0.6	—	—	—	3.1
Goodwill impairment	—	—	—	—	—	—
Financial revision costs	—	—	—	—	—	—
Adjusted operating income (loss)	$15.5	$5	$—	$(2.8)	$(7.6)	$10.1

	Year Ended December 31, 2014
	Top Drive	Tubular Services	Casing Drilling	Research & Engineering	Corporate & Other	Total
Operating income (loss) under U.S. GAAP	$58.6	$35.5	$(0.6)	$(9.6)	$(37.4)	$46.5
Inventory reserves	—	—	—	—	—	—
Severance & executive retirement charges	0.6	0.3	—	—	1.9	2.8
Warranty & legal reserves	2.6	—	—	—	—	2.6
Bad debt on certain accounts	1	1.4	—	—	—	2.4
Venezuela charges	2.5	0.6	—	—	—	3.1
Goodwill impairment	—	—	—	—	—	—
Financial revision costs	—	—	—	—	—	—
Adjusted operating income (loss)	$65.3	$37.8	$(0.6)	$(9.6)	$(35.5)	$57.4

(3)
Adjusted operating income (loss) is a non-GAAP measure comprised of operating income (loss) attributable to Tesco excluding the impact of certain identified items. The Company believes that adjusted operating income (loss) is useful to investors because it is a consistent measure of the underlying results of the Company’s business. Furthermore, management uses adjusted operating income (loss) as a measure of the performance of the Company’s operations.

###